Exhibit 2.1

BILL OF SALE

THIS BILL OF SALE (the “Bill of Sale”), is executed and delivered under seal effective as of October __, 2008 (“Effective Date”) by and between Signature Special Event Services, Inc., a Maryland corporation (“Seller”), and EventStar Corp., a Florida corporation (“Purchaser”).

1. Sale and Transfer of Purchased Assets. In exchange for Purchaser’s payment today of FIVE HUNDRED THOUSAND DOLLARS ($500,000.00), paid to Seller’s lender, Branch Banking and Trust Company (“Lender”), as required in the Lender’s consent, in accordance with the following wire transfer instructions:

Bank:	Branch Banking and Trust Company
ABA:	056005318
Ref:	TVI Corporation
Acct. #	0000153234248
Notify:	Derek Whitwer (703) 442-4051

and for other good and valuable consideration the receipt, adequacy and legal sufficiency of which are hereby acknowledged, Seller hereby sells, transfers, assigns, conveys, grants and delivers to Purchaser, effective as of the Effective Date, all of Seller’s right, title and interest in and to all of the assets described on Schedule A hereto (the “Purchased Assets”). To the extent applicable, Purchaser shall pay for any and all costs of transporting the Purchased Assets, and Purchaser shall make immediate arrangements for such transport. Each party shall bear one-half of all sales, transfer and documentary stamp taxes imposed upon the transfer of the Purchased Assets.

2. Seller’s Representations and Warranties. Seller hereby represents and warrants to Purchaser as follows:

2.1 Title to Assets. Seller has and hereby conveys to Purchaser, good and marketable title to all of the Purchased Assets, free and clear of any and all liens.

2.2 Due Organization. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland and has full power and authority, corporate and otherwise, to own and use its property. Seller has full power and authority to own the Purchased Assets and possesses all licenses and permits necessary or required therefor.

2.3 Authorization and Binding Effect. Seller has full right, power, capacity and authority, corporate and otherwise, to enter into this Bill of Sale and all other obligations and agreements on the part of Seller entered into and to be entered into in connection herewith. Other than as set forth in Schedule B, the execution, delivery and consummation of this Bill of Sale and all obligations and agreements on the part of Seller entered into, and to be entered into, in connection herewith have been duly authorized by all necessary corporate action and do not require any consent or approval that has not been obtained of any person, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, governmental entity or any other individual or entity of any nature, kind or description whatsoever. This Bill of Sale, and the related schedules and exhibits, constitute the valid and binding obligation of Seller, enforceable against Seller in accordance with the terms and conditions hereof.

2.4 No Breach of Other Agreements. Neither the execution and delivery of this Bill of Sale by Seller nor the consummation of the transaction contemplated hereby, will result in the creation or imposition of any lien with respect to the Purchased Assets;

nor will either constitute a violation of or be in conflict with, or constitute a default under, or require any consent or approval that has not been obtained, with respect to any of: (a) the Seller’s Articles of Incorporation, Charter, By-Laws, or any other of Seller’s documents of corporate self-governance; (b) any agreement, instrument, or other obligation to which either Seller is a party or by which Seller is bound; or (c) any law, ordinance, statute, treaty, rule, judgment, regulation or any other determination or finding of any arbitrator or any governmental authority whatsoever applicable to or binding upon Seller or to which Seller is subject, whether Federal, state, county, local or otherwise.

2.5 Consents and Approvals. Other than as set forth in Schedule B, no consent, approval, authorization, order, filing or registration is required to be obtained by Seller in connection with transaction contemplated hereby, other than as expressly set forth herein.

2.6 Purchased Assets. Schedule A hereto sets forth a true, complete and correct list of the Purchased Assets.

3. Purchaser’s Representations and Warranties. Purchaser hereby represents and warrants to Seller as follows:

3.1 Due Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida.

3.2 Authorization and Binding Effect. Purchaser has full right, power, capacity and authority, corporate and otherwise, to enter into this Bill of Sale and all other obligations and agreements on the part of Purchaser entered into and to be entered into in connection herewith. The execution, delivery and consummation of this Bill of Sale and all obligations and agreements on the part of Seller entered into, and to be entered into, in connection herewith have been duly authorized by all necessary corporate action and do not require any consent or approval that has not been obtained of any person, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, governmental entity or any other individual or entity of any nature, kind or description whatsoever. This Bill of Sale, and the related schedules and exhibits, constitute the valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with the terms and conditions hereof.

3.3 No Breach of Other Agreements. Neither the execution and delivery of this Bill of Sale by Purchaser nor the consummation of the transaction contemplated hereby, will constitute a violation of or be in conflict with, or constitute a default under, or require any consent or approval that has not been obtained, with respect to any of: (a) the Purchaser’s Articles of Incorporation, Charter, By-Laws, or any other of Purchaser’s documents of corporate self-governance; (b) any agreement, instrument, or other obligation to which either Purchaser is a party or by which Purchaser is bound; or (c) any law, ordinance, statute, treaty, rule, judgment, regulation or any other determination or finding of any arbitrator or any governmental authority whatsoever applicable to or binding upon Purchaser or to which Purchaser is subject, whether Federal, state, county, local or otherwise.

3.4 Consents and Approvals. No consent, approval, authorization, order, filing or registration is required to be obtained by Purchaser in connection with transaction contemplated hereby, other than as expressly set forth herein.

4. Further Actions. Seller covenants and agrees to warrant and defend the sale, transfer, assignment, conveyance, grant and delivery of the Purchased Assets hereby made against all persons whomsoever, to take all steps reasonably necessary to establish the record of Purchaser’s title to the Purchased Assets and, at the request of Purchaser, to execute and deliver further instruments of transfer and assignment and take such other action as Purchaser may reasonably request to more effectively transfer and assign to and vest in Purchaser each of the Purchased Assets, all at the sole cost and expense of Seller.

IN WITNESS WHEREOF, the Seller and Purchaser hereby execute this Bill of Sale as of the Effective Date.

SIGNATURE SPECIAL EVENT SERVICES, INC.	EVENTSTAR CORP.

By: /s/ Sherri Voelkel	By: /s/ Alain Perez
Name: Sherri Voelkel	Name:Alain Perez
Title: Treasurer	Title: President

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The following schedules have been omitted pursuant to SEC rules and will be provided upon SEC request:

Schedule A – Purchased Assets

Schedule B – Required Consents

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